Exhibit 5.1

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Costa Mesa, California 92626-1925
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September 10, 2003	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
Spectrum Pharmaceuticals, Inc.		Washington, D.C.
157 Technology Drive
Irvine, California 92612	File No. 029455-0002

Re:	Registration of 1,270,429 shares of common stock, par value $.001 per share, of Spectrum Pharmaceuticals, Inc., pursuant to a Registration Statement on Form S-3

Ladies & Gentlemen:

     In connection with the registration for resale of 1,270,429 shares of common stock, par value $.001 per share (the “Common Stock”), of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include: (i) 862,605 shares of Common Stock (the “Shares”) issued to selling stockholders named in the Registration Statement and (ii) 407,824 shares of Common Stock (the “Warrant Shares”) which are issuable upon exercise of warrants (the “Warrants”) issued to selling stockholders named in the Registration Statement.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and original issuance of the Shares and Warrants. We are also familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Warrant Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in

September 10, 2003

the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

     Subject to the foregoing, it is our opinion that:

          1. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

          2. The Warrant Shares have been duly authorized and reserved for issuance, and upon issuance, delivery and payment therefor upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares, when issued, will be validly issued, fully paid and nonassessable.

     This opinion is rendered only to you for submission to the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent, provided however, that investors purchasing securities pursuant to the Registration Statement may rely on this opinion, as of the date hereof.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Common Stock.”

Very truly yours,

/s/ Latham & Watkins LLP